Exhibit 10.15

Spok Holdings, Inc.
2024 Short-Term Incentive Plan
(Effective January 1, 2024)

1.Effective Date. The 2024 Short-Term Incentive Plan (the “Plan”) for Spok Holdings, Inc., was adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Spok Holdings, Inc., (the “Parent” or the “Company”), a Delaware corporation for the employees of Spok, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Parent (“Spok”) on December 1, 2023. The Plan is effective as of January 1, 2024 and supersedes and replaces all former management short-term incentive plans, including the Spok Holdings, Inc., 2023 Short-Term Incentive Plan.
2.Purpose. The Plan is designed to attract, motivate, retain and reward key employees for their performance during the calendar year, from January 1 through December 31, 2024 (the “Performance Period”). The Plan rewards key employees by allowing them to receive cash bonuses based on how well the Company performs against the performance objectives as set forth by the Compensation Committee and, as may be adjusted by the Compensation Committee in the event of a Change of Control or other corporate reorganization, merger, similar transaction, to take into account extraordinary events or as the Compensation Committee determines is in the best interests of the Company. In order for bonuses to be earned, the Company must meet the quantitative Performance Objectives by December 31, 2024. Performance Objectives are based solely on the consolidated performance of the Company. For clarity, Performance Objectives and the attainment thereof does not include revenue or expenses related to acquisitions or due diligence expenses occurring after the Effective Date of this Plan except as directed by the Compensation Committee.
3.Eligibility. Participation in the Plan is limited to those key employees who are selected for participation in the Plan by the Compensation Committee, in its sole discretion (each such individual, a “Participant”). Individuals selected by the Compensation Committee to participate as of January 1, 2024 are listed on Exhibit B. Newly hired or promoted employees, or employees who otherwise become eligible to participate, who are selected to participate in the Plan after January 1, 2024 but before October 1, 2024 will participate in the Plan on a prorated basis based on the number of days worked during the performance period after becoming bonus eligible. Employees who are newly hired or promoted on or after October 1, 2024 will not be eligible to participate in the Plan.
4.Target Bonus. The target bonus for each Participant is based on a percentage of the Participant’s annual (or prorated, if applicable) salary as of January 1, 2024 (or date of hire or promotion to an eligible position, if later) or a flat amount as designated. The applicable percentage or amount is determined by the Compensation Committee with respect to executives earning $250,000 or more and by the CEO for other management and need not be identical among Participants. The earned bonus may be greater than or less than the target bonus depending on the level at which the Performance Objectives are attained.
5.

Exhibit 10.15

Payment of Earned Bonus.
a.Except as provided herein, each earned bonus under the Plan will be calculated based on the attainment of the Performance Objectives and will be paid in a lump sum (subject to any required withholding for income and employment taxes) after the 2024 annual audit of the Parent’s consolidated financial statement has been completed and the Parent’s 2024 Annual Report on Form 10-K has been filed with the Securities and Exchange Commission but in no event later than December 31, 2024.
b.If the Participant involuntarily Separates from Service without Cause or due to disability or dies prior to December 31, 2024, he or she will be eligible to receive a prorated bonus provided that the Company is on track to attain the Performance Objectives as reasonably determined by the Compensation Committee and provided further that, in the event Participant involuntarily Separates from Service without Cause, he or she has executed a release, any waiting period in connection with such release has expired, he or she has not exercised any rights to revoke the release and he or she has followed any other applicable and customary termination procedures, as determined by the Parent in its sole discretion. The bonus will be prorated to the date of Participant’s Separation from Service or death, calculated as follows: one-hundred percent (100%) of a Participant’s target bonus will be multiplied by a fraction, the numerator of which is the number of days the Participant was continuously providing services to the Company from January 1, 2024 through the date immediately prior to the Participant’s Separation from Service or death, and the denominator of which is 365 days. Prorated bonuses will be paid to the Participant, or in the event of Participant’s death, the Participant’s estate, on the sixty-fifth (65th) day following the date of Participant’s Separation from Service or death.
i.For purposes of the Plan, “Separation from Service” shall have the meaning provided in the Treasury Regulations under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and “Separates from Service” shall have a consistent meaning. Unless otherwise defined in an employment agreement between the Participant and the Parent or the Company, for purposes of the Plan, “Cause” means (i) dishonesty of a material nature that relates to the performance of services for the Company by Participants; (ii) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services for the Company by Participant; (iii) the Participant’s willfully breaching or failing to perform his or her duties as an employee of the Company (other than any such failure resulting from the Participant having a disability (as defined herein)), within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the Compensation Committee, which demand specifically identifies the manner in which the Compensation Committee believes that the Participant has not substantially performed his duties; or (iv) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Parent, Company or an Affiliate, monetarily or otherwise. No act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done; by the Participant not in good faith and without reasonable belief that such action or omission was in the reasonable best interests of the Parent, Company and Affiliates. For this purpose, “disability” means a condition or circumstance such that the Participant has become totally and permanently disabled as defined or described in the Parent’s long term disability benefit plan applicable to executive officers as in effect at the time the Participant incurs a disability.
c.

Exhibit 10.15

Change in Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control (as defined in the Company’s 2020 Equity Incentive Award Plan) prior to the end of the Performance Period, each Participant who remains employed with the Company through the date of the Change in Control will receive a cash payment equal to his or her target bonus amount multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2024 (or if later the date of the Participant’s commencement of employment) through the date of the Change in Control and the denominator of which is 365. Following payment of such amount, this Plan will terminate, and no further payments will be made hereunder, unless otherwise determined by the Compensation Committee.
d.Notwithstanding anything to the contrary in this Plan, no payments contemplated by this Plan will be paid during the six-month period following a Participant’s Separation from Service unless the Company determines, in its good faith judgment, that paying such amounts at the time indicated in paragraph b above would not cause the Participant to incur an additional tax under Code section 409A (a)(2)(B)(i), in which case the bonus payment shall be paid in a lump sum on the first day of the seventh month following the Participant’s Separation from Service.
6.Forfeiture. Any Participant whose employment is terminated for Cause or who voluntarily Separates from Service prior to the date bonuses are paid shall forfeit any right to receive a bonus award.
7.Clawback. The Compensation Committee of the Board may require forfeiture or a clawback of any incentive compensation awarded or paid under this Plan in excess of the compensation actually earned based on a restatement of the Company’s financial statements as filed with the Securities and Exchange Commission for the period covered by this Plan.
8.Administrator. The Compensation Committee shall administer the Plan in accordance with its terms, and shall have full discretionary power and authority to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations, terms, and notices hereunder; and to make all other determinations necessary or advisable in its discretion for the administration of the Plan. Any actions of the Compensation Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Parent or the Company.
9.Amendment; Termination. The Compensation Committee, in its sole discretion, without prior notice to Participants, may amend or terminate the Plan, or any part thereof, including the Performance Objectives as described in Section II, at any time and for any reason, to the extent such action will not cause adverse tax consequences to a participant under Code section 409A. Any amendment or termination must be in writing and shall be communicated to all Participants. No award may be granted during any period of suspension or after termination of the Plan.
10.Miscellaneous.
a.No Rights as Employee. Nothing contained in this Plan or any documents relating to this Plan shall (a) confer on a Participant any right to continue in the employ of the Company; (b) constitute any contract or agreement of employment; or (c) interfere in any way with the Company’s right to terminate the Participant’s employment at any time, with or without Cause.
b.Tax Withholding. To the extent required by applicable federal, state, local or foreign law, the Company shall withhold all applicable taxes (including, but not limited to, the Participant’s FICA and Social Security obligations) from any bonus payment.
c.Transferability. A Participant may not sell, assign, transfer or encumber any of his or her rights under the Plan.
d.Unsecured General Creditor. Participants (or their beneficiary) may seek to enforce any rights or claims for payment under the Plan solely as an unsecured general creditor of the Parent or Spok.
e.Successors. This Plan shall be binding upon and inure to the benefit of the Parent, Company and any successor to the Company and the Participant’s heirs, executors, administrators and legal representatives.

Exhibit 10.15

f.Code Section 409A. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A and shall be interpreted to meet the requirements of Code section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.
g.Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions.
h.Integration. This document and each exhibit hereto represent the entire agreement and understanding between the Company and the Participants and supersede any and all prior agreements or understandings, whether oral or written, with the Company relating to the subject matter covered by this Plan.
i.Severability. In case any provision of this Plan shall be held illegal or invalid, such illegality or invalidity shall be construed and enforced as if said illegal or invalid provision had never been inserted herein and shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if any such illegal or invalid provision were not a part hereof.
[Execution page follows]

Exhibit 10.15

IN WITNESS WHEREOF, Spok Holdings, Inc., by its duly authorized officer acting in accordance with a resolution duly adopted by the Compensation Committee of the Board of Directors of Spok Holdings, Inc., has executed this Plan for the benefit of employees of Spok Holdings, Inc. and subsidiaries, effective as of January 1, 2024.
SPOK HOLDINGS, INC.

Vincent D. Kelly, President & CEO

Exhibit 10.15

Exhibit A
Performance Objectives

Exhibit 10.15

Exhibit B
Participants

Employee Name	Job Title
KELLY, VINCENT D.	CEO
Wallace, Michael W.	President & COO
Woods Keisling, Sharon	Corp Secretary &Treasurer
Czop, Michael	VP, Technology Ops
Hall, Lisa R.	VP, HR & Admin
Ling, Michael J.	VP, Maintenance Revenue
Rice, Calvin C.	Chief Financial Officer
Tindle, Timothy E.	Chief Information Officer
Wax, Jonathan	VP, Sales
Grandfield, Michele	VP, Customer Support
Hodes, Matthew	VP, PSG
Patel, Jinita	Controller
Smith, Jill	VP, Marketing
McNamee, David	VP, Software Engineering